EXHIBIT 15.1
October 31, 2022

The Board of Directors and Stockholders of Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652

We are aware that our report dated October 31, 2022, on our review of the interim financial information of Alexander’s, Inc. and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, is incorporated by reference in Registration Statement No. 333-212838 on Form S-8.

/s/ DELOITTE & TOUCHE LLP
New York, New York